Exhibit 10.4

AMENDED AND RESTATED SERVICES AGREEMENT

        THIS AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”), originally effective as of November 7, 2002, by and between The News Corporation Limited (ACN 007 910 330), an Australia corporation (“TNCL”), and Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), is hereby amended and restated as of January 1, 2004 (the “Restatement Date”).

        WHEREAS, the Board of Directors of the Company determined to restructure the senior management of the Company; and

        WHEREAS, TNCL agreed to make available (or cause to be made available) to the Company certain services and facilities on the terms and conditions set forth herein; and

        WHEREAS, as of the Restatement Date, the parties have mutually agreed that this Agreement shall have a term that shall expire no later than the date that is five years after the Restatement Date;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

        SECTION 1.    SERVICES

        1.1       Services to be Made Available to the Company.

                                1.1.1    Services of Individuals.

                     (a)     Effective as of the date hereof and continuing until termination or expiration of this Agreement pursuant to Section 2 of this Agreement, TNCL shall make available (or cause to be made available) the services of such employees of TNCL or its subsidiaries as the parties hereto may agree from time to time (each, an “Individual” and collectively, the “Individuals”) on a non-exclusive basis (the period from the date of an Individual’s appointment by the Company until the termination of TNCL’s obligation to make available such Individual’s services to the Company pursuant to Section 2.1 of this Agreement being hereafter referred to as the “Service Period” for such Individual). During the applicable Service Period, the Individuals shall serve in such capacities, and shall devote such percentage or hours of their business time to providing services to the Company and its subsidiaries, as the parties hereto may agree from time to time (any such Individual whom the parties hereto agree is to devote substantially all of his or her business time during such Individual’s Service Period to be referred to hereunder as a “Full-Time Individual”). Such Individuals shall report to such persons as the parties hereto may agree.

                     (b)     The Company acknowledges that the Individuals may be officers of TNCL and/or certain of its subsidiaries, and that, during the applicable Service Period, such persons may continue to provide services to such other entities, and may have fiduciary and other obligations to such other entities. Nothing herein shall be deemed to affect in any respect the fiduciary obligations of such Individuals to TNCL and its subsidiaries and affiliates. Notwithstanding the foregoing, TNCL acknowledges that the Individuals may also have fiduciary obligations to the Company.

                     (c)     The Company and TNCL acknowledge that, from time to time during the applicable Service Period, each of the Individuals (i) may, by reason of his or her positions, become subject to conflicts or potential conflicts of interest between TNCL or its subsidiaries or affiliates and the Company, or (ii) may become aware of corporate opportunities which may be of interest to TNCL or its subsidiaries and affiliates and the Company. The Company and TNCL hereby acknowledge that except, in the case of the Individuals, where the failure to have such rights would be in contravention of applicable laws, rules and regulations, each of them shall have no right at any time against any Individual or against TNCL or any of its subsidiaries or affiliates (or against the Company or any of its subsidiaries or affiliates, as the case may be) arising out of or resulting from, such conflicts of interest or failure to disclose or to properly respond to such corporate opportunities.

                               1.1.2    Other Services.

                                           Effective as of the date hereof and continuing until termination or expiration of this Agreement pursuant to Section 2 of this Agreement, TNCL shall make available (or cause to be made available) certain other services (“Other Services”) as the Company and TNCL shall mutually agree from time to time, which may include, without limitation, the following:

        •     Bulk Paper Procurement Services

        •     Travel Services

        •     Information Technology Services

        •     Legal Services

        •     Other General and Administrative Services

        •     Participation in Other Group Purchasing Programs

               1.2    Consideration for Services.  As consideration for (i) the services to be provided by Individuals to the Company pursuant to Section 1.1.1 of this Agreement and (ii) Other Services, the Company shall pay TNCL (or an affiliate of TNCL designated by TNCL) an amount equal to the sum of (w) the total compensation (including, without limitation, salary, bonus, FICA, and tax gross-up payments) (“Compensation”) paid or payable to any Full-Time Individual by TNCL during such Individual’s Service Period, and benefits (including, without limitation, health, deferred compensation and life insurance) (“Benefits”) paid or payable pursuant to any pension or welfare benefit plan (or the actuarial equivalent thereof based upon assumptions used in the relevant actuarial report in the case of a defined benefit plan) to any Full-Time Individual by TNCL during such Individual’s Service Period, (x) such share, as the parties hereto may agree from time to time, of Compensation and Benefits paid to any other Individuals by TNCL during the Service Period of such Individuals, (y) the amount of any reasonable out-of-pocket expenses of any of the Individuals reimbursed by TNCL or any of its affiliates, and (z) the Company’s allocable share of the costs of TNCL of providing Other Services. TNCL shall provide a monthly statement to the Company which shall set forth the amounts due to TNCL under this Section 1.2.

           SECTION 2.    TERMINATION

           2.1     Termination With Respect to Individuals.   With respect to services of Individuals pursuant to Section 1.1.1 of this Agreement, TNCL may terminate its provision of services of an Individual to the Company by at least sixty (60) days’ prior written notice to the Company, and the Company may terminate this Agreement as to any Individual by at least sixty (60) days’ prior written notice to TNCL.

           2.2     Termination With Respect to Other Services.   With respect to Other Services, TNCL may terminate its provision of any Other Services to the Company by at least sixty (60) days’ prior written notice to the Company, and the Company may terminate this Agreement as to Other Services by at least sixty (60) days’ prior written notice to TNCL.

           2.3     Term.   Without limiting the generality of the foregoing Sections 2.1 or 2.2, and without limiting the ability of the TNCL and the Company to terminate this Agreement by mutual agreement in writing at any time, this Agreement shall expire at the close of business on December 31, 2008.

           SECTION 3.    FACILITIES

          TNCL shall cause its affiliate News America Incorporated to provide to the Company and its subsidiaries use of certain office facilities described in, and pursuant to the terms set forth in, Schedule A hereto, which is incorporated herein. In consideration thereof, the Company shall pay its allocable share of the costs of TNCL and its affiliates of providing such facilities and related services, as further described in Schedule A hereto.

           SECTION 4.    MISCELLANEOUS

           4.1     Entire Agreement.   This Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties hereto with respect to those matters.

           4.2    Governing Law).  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

           4.3    Notices.   All notices and other communications under this Agreement shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the person to whom sent), sent by nationally recognized overnight delivery service or mailed by registered or certified mail (if return receipt is requested) to the parties hereto at the following addresses or to such other person or address for a party as shall be specified by such party by like notice (notice shall be deemed given upon receipt, if delivered personally; when delivered to the delivery service, if by overnight delivery service; when sent, if by telecopy; or on the third business day following mailing, if mailed, except that notice of a change of address shall not be deemed given until actually received):

             If to TNCL, to:

                 The News Corporation Limited
                 c/o News America Incorporated
                 1211 Avenue of the Americas
                 New York, New York 10036
                 Attention:      Arthur M. Siskind
                                         Senior Executive Vice President and
                                         Group General Counsel of
                                         The News Corporation Limited

             If to the Company, to:

                 Gemstar-TV Guide International, Inc.
                 6922 Hollywood Blvd., 12th Floor
                 Los Angeles, California 90028
                 Attention:      Stephen H. Kay
                                         Executive Vice President and General Counsel

           4.4    Separability.   If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction over this Agreement. The parties hereto agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

           4.5     Amendment; Waiver.   No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

           4.6     Assignment and Binding Effect.  Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties hereto.

           4.7     No Benefit to Others.   The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

           4.8    Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Services Agreement effective as of the Effective Date.

THE NEWS CORPORATION LIMITED By: /s/ Arthur M. Siskind Name: Arthur M. Siskind Title: Director

GEMSTAR-TV GUIDE INTERNATIONAL, INC. By: /s/ Stephen H. Kay Name: Stephen H. Kay Title: EVP & General Counsel

        AGREED AND ACCEPTED:

        NEWS AMERICA INCORPORATED

        By: /s/ Laura O’Leary
        Name: Laura O’Leary
        Title: Secretary

SCHEDULE A

        This is Schedule A of the Amended and Restated Services Agreement (the “Agreement”, of which this Schedule A is a part), originally effective as of November 7, 2002 and amended and restated as of January 1, 2004, between The News Corporation Limited (ACN 007 910 330), an Australia corporation (“TNCL”), and Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”).

Until the Facilities Termination Date (as defined below), TNCL shall cause News America Incorporated (“NAI”) to make available to the Company (including the Company’s subsidiaries) such office facilities and related services, systems and equipment at the New York City offices of NAI as shall be agreed from time to time by TNCL, the Company and NAI. In consideration thereof, the Company shall pay NAI (or such other affiliate of NAI designated by TNCL) for the Company’s allocable portion of any and all expenses related to such office facilities, services, systems and equipment, including rent, commercial rent occupancy taxes, escalations for real estate taxes and operating costs, maintenance and repair, cleaning, steam, condensed water, common area usage, supplies, utilities, depreciation and amortization expenses related to leasehold improvements and other depreciable and amortizable items covered by the Agreement (whether made or placed into service prior to or after the effective date of the Agreement). As used herein, the “Facilities Termination Date” shall be the earliest of (x) the date that is 120 days after delivery of written notice of termination from TNCL and NAI to the Company, or from the Company to TNCL and NAI, (y) the date that TNCL ceases to directly or indirectly control 25% of the outstanding voting stock of either NAI or the Company (or their successors or permitted assigns), or (z) December 31, 2008.

ADDENDUM

Term Sheet — Compensation of Anthea Disney

Parties:	Gemstar-TV Guide International, Inc. and News Corporation

Services of Individual:	News Corporation will make available to Gemstar the services of Anthea Disney, to serve as the executive Chairman of the Board of Gemstar, pursuant to the Amended and Restated Services Agreement, as amended and restated as of January 1, 2004, between News Corporation and Gemstar (the “Services Agreement”). Ms. Disney’s work for Gemstar will consist of performing services typical of an executive Chairman and in particular, she will focus on overseeing TV Guide Magazine. It is anticipated that Ms. Disney will devote approximately 40% to 50% of her time providing such services to Gemstar, while continuing to provide services to News Corporation.

Proposed Allocation:	Notwithstanding anything in the Services Agreement to the contrary, Gemstar will pay News Corporation an aggregate amount of $400,000 for the services of Ms. Disney, subject to review as of June 30, 2005. Additionally, Gemstar will reimburse News Corporation or Ms. Disney, as applicable, for all of Ms. Disney's out-of-pocket expenses incurred in accordance with Gemstar's reimbursement policies. However, there will be no allocation to Gemstar of any benefits or other compensation payable by News Corporation to Ms. Disney.

Amendments:	Any changes to the provisions of this Term Sheet will be subject to the prior approval of the Gemstar Audit Committee.